RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       Second Quarter 2007 Conference Call
                                November 21, 2006
                                   9:00 AM ET

Operator:         Good day everyone & welcome to the Rand Logistics Second
                  Quarter Fiscal 2007 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the company we will open the conference up for Questions &
                  Answers after the presentation.

                  This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                  I will now turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:    Thank you operator. Good morning everyone, and thank you for joining us for Rand's second quarter conference call. After my opening remarks, Ed Levy, President of Rand, will give an update of the initial implementation of the new time charter agreement which commenced on August 1st, and which has

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                  substantially expanded our shipping capacity and further
                  strengthened the Company's competitive position in the River Class market. Scott Bravener, President & CEO of Lower Lakes, will then discuss operational highlights from the second quarter. Then Joe McHugh, CFO of Rand, will cover the financial results. Finally, I will wrap up with an overview of our long-term growth strategy, and we will then open up the call for questions.

                  I am pleased to say that we have had a strong second quarter and first half during this shipping season. We achieved solid revenue growth, successfully implemented a major new time charter agreement, and our cost effective operations enabled us to generate strong cash flow. Demand for our capacity remains robust, and while we do not intend to provide guidance, we anticipate strong operating results for the balance of the year.

                  Now I'd like to turn the call over to Ed. Ed?

Ed Levy: Thanks Laurence. As you all know, On August 1, about one month into our Second Quarter, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive capacity utilization of three self-unloading bulk carriers, which Wisconsin & Michigan had purchased from Oglebay Norton. Over the 61 sailing days in the second quarter that the time charter was in effect, the vessels contributed over $4.6 million to our revenues and were accretive to our EBITDA. In addition, as Laurence noted, this transaction is of additional significance because it has substantially expanded our shipping capacity and has further strengthened the Company's market share and competitive position.

                  The three US-flagged vessels under this time charter increased our overall daily shipping capacity by approximately 44%, and roughly doubled the capacity of our US fleet. Scott's team spent considerable time this quarter integrating these new vessels and associated contracts into the Lower Lakes business. These three vessels are currently fully utilized under long-term contracts, and we are pleased with the

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                  successful integration of the vessels. The basic charter
                  period under the agreement runs through December 31, 2008 with an extension at our option until December 2013. The time charter provides us the option to purchase the vessels at any time during the charter period.

                  In addition, I am pleased to report that the Company has determined to exercise its purchase option relating to the Manistee, and we have been in discussions with our existing lender to finance our purchase. The Company currently leases this vessel from a subsidiary of Sand Products Corporation with an option to purchase it for $2.2 million in the first calendar quarter of 2007. We expect that the purchase of the Manistee will be accretive to earnings as it will eliminate $350,000 of annual lease expense, which is significantly greater than the interest expense we would expect to incur on the additional $2.2 million of borrowings.

                  I would like to ask Captain Scott Bravener to discuss our second quarter operating performance.

                  Scott?

Scott Bravener:   Thanks Ed. In general, we were pleased with our second quarter operating results although we still believe we have opportunities for improvement, particularly within our US fleet. Second quarter revenue grew by $8.1 million or 42% compared with our pro forma second quarter period last year.
                  This growth was driven primarily by three factors: .

                  #1 - Utilization rates as measured by vessel operating days. The total number of available operating days during the

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                  quarter was 92 - multiplying this by our original 8 vessels, plus 61 available operating days for each of our three new time chartered vessels, gave us a maximum of 919 operating days for the fleet. We operated for 910 days, up from 717 in the comparable period.

                  #2 -Continued increases in revenues due to rate increases in our long-term contracts, scheduling efficiencies, and increased fuel surcharges due to higher fuel costs in the period,

                  #3 - Improvements in our operating performance, particularly from our Canadian fleet, which offset a modest decrease in the operating performance of our U.S. vessels due to some mechanical issues. Our lost time factor as a percentage of vessel sailing days decreased overall, with the decrease in Canada due to the full utilization of available operating days, but somewhat offset by an increase in lost time in the U.S. due to mechanical issues. The three new time chartered vessels were fully utilized during the quarter. Weather was not a significant factor during the quarter in the improved performance.

                  Our revenues also reflect the high demand for transportation services on the Great Lakes, and the essentially fixed industry capacity that is available. While there has been some softening in the iron ore market in the third quarter, the continued overall demand exceeds available industry capacity and should continue into next year.

                  I am pleased with the operating results for the second quarter and first half, and look forward to continuing to improve upon our vessel operations. I'll now turn the call over to Joe to discuss our financial performance.

                  Joe?

Joe McHugh:       Thanks Scott. I'm sure you've all read through our second
                  quarter results, so I'm just going to touch on a few of the

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                  highlights. I'd like to point out that the comparable figures
                  I will be discussing for the three month and six month periods ended September 30, 2005 are pro forma, and give effect to the acquisition of Lower Lakes Towing and Grand River Navigation for that period. However, the general and administrative expenses in the pro forma period reflect the actual expenses incurred by Lower Lakes and Rand prior to the acquisitions.

                  I would also like to point out one other item in our financial statements. In the normal course of business, the Company time charters and bareboat charters vessels with entities that may, under GAAP, be deemed variable interest entities. Under certain circumstances, GAAP requires that we consolidate a variable interest entity even though we do not have any ownership interest in the entity. For purposes of our financial statements included in our recent filing on Form 10-QSB, WMS, the entity from which we time charter three US flagged vessels, has been determined to be a consolidated variable interest entity. We have shown the impact of consolidating WMS as a variable interest entity in footnote #23 to our financial statements.

                  In the second quarter, revenues - excluding outside voyage charter revenues - increased 46% to $26.1 million, and increased 20% excluding the new time charter agreement. EBITDA increased 31% from $4.7 million to $6.2 million, $217K of which was attributable to favorable exchange rates. The variable interest entity generated $734K of the EBITDA. We achieved this increase in EBITDA despite a $922K increase in general and administrative expenses, largely attributable to Rand being a public company. The G&A increase consisted of $688K of higher Rand costs, $101K related to the consolidated variable interest entity, and $133K of increased Lower Lakes expenses. Excluding the time charter and Rand's increased G&A expenses incurred as a public company, our EBITDA for the second quarter would have increased by $1.6 million or 34%.

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                  On a year to date basis, revenues excluding outside voyage charter revenue increased 38% to $46 million, and increased 24% excluding the new time charter agreement. EBITDA increased 29% from $8.1 million to $10.5 million, $468K of which was attributable to favorable exchange rates. EBITDA grew 20% excluding the impact of the variable interest entity. We achieved this increase in EBITDA despite a $1.5 million increase in general and administrative expenses largely attributable to Rand being a public company. The year-to-date G&A increase consisted of $1.1 million of higher Rand costs, $101K related to the variable interest entity, and $276K of increased Lower Lakes expenses. The higher Rand expenses in the year-to-date period included $600K of accrued compensation. In addition, Rand incurred over $400K of increases legal costs, for which the company believes about half was of a non-recurring nature such as first-time through SEC filings made since the Lower Lakes acquisition closed. Excluding the time charter and Rand's increased G&A expenses incurred as a public company, our EBITDA for the year to date would have increased by $2.8 million or 34%.

                  Our second quarter liquidity and cash position reflected the $13 million private placement on August 1 and otherwise remained in line with our internal projections based on the seasonal nature of our liquidity needs. We continue to have ample liquidity to meet our working capital needs.

                  Now I'd like to turn it back to Laurence. Laurence?

Laurence Levy:    Thanks Joe. Before we open the call for questions, I would like to update our investors on two things. With regard to listing on NASDAQ, we filed our application on October 11. We have provisionally been assigned a new trading symbol that will become effective once the listing application is approved
                  - and we expect that to occur sometime in December.

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                  As previously announced, the Company's senior management team initiated a warrant purchase program during the second quarter. Both Ed and I have committed to use our entire current year compensation to bid for company warrants. Our board of directors and our operating management have also made significant personal financial commitments to acquire warrants. To date, a total of 132,000 warrants have been purchased, and we expect to continue the warrant purchase program for the remainder of the year.

                  Regarding our long-term growth strategy, we continue to evaluate additional opportunities to build upon our strong base business and create long-term sustainable value for Rand shareholders. In this regard, our primary focus continues to be other Jones Act assets, both on the Great Lakes and elsewhere. Additionally, we are exploring other assets with predictable cash flows, defined markets and barriers to entry, that focus on shipping or related areas of business.

                  With that said, operator, could you please begin the Question &Answer portion of the call?

Operator:         At this time, if you have a question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received. Please stand by for your first question. Once again that is star 1 on your push button telephone to ask a question.

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                  Our first question comes from Paul Sonkin with Hummingbird.
                  Please state your question.

Paul Sonkin:      Good morning gentlemen. I have a few questions. One is that I understand that you're not giving guidance, but could you just comment on whether or not it would be prudent to extrapolate the first half results into the second half, because I believe that Q4 is usually not a strong quarter?

                  The other thing is that - do you have any major dry dockings coming up that may impact operating days?

Laurence Levy:    Scott, would you like to address Paul's questions please?

Scott Bravener:   I think I can answer as far as the operating portion of the question Paul. We do not have any vessels scheduled to come out of service during the third quarter. We have three - two of our vessels and one of the Wisconsin Michigan vessels - that are due for scheduled dry docking this winter.

                  One or two of those vessels may commence their dry docking as early as December 20 which may have a small impact on the third quarter of this year in the number of operating days.

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Paul Sonkin:      Okay.

Scott Bravener:   But typically we do the dry docking pending dry dock
                  availability during the off season.

Paul Sonkin:      Okay and then in terms of the guidance.

Joe McHugh:       Well we don't give guidance for the quarter but our season is such that there is not a lot of sailing activity during the fourth quarter in the January to March quarter, except perhaps the first week or so of January and the very end of March depending on weather. But our vessel costs are also reduced during that period.

Paul Sonkin:      Okay thanks. I'll jump back in the queue.

Operator:         Your next question comes from Brett Fialkoff with P2
                  Management.

Brett Fialkoff:   Hey guys. Two questions. Scott, can you just comment, you
                  touched on some softening in the iron ore sector. Can you comment on other products and kind of the bigger picture with them?

                  And do you, to your knowledge, is any capacity coming out of the industry or scheduled or rumored over the next year or two?

Scott Bravener:   On the first point Brett as far as the capacity is widely
                  known, many of the North American steel companies right now have throttled back production of the number of blast furnaces as the market has softened and with rates and consolidation to try maintain pricing in the market as prices have softened.

                  So the iron ore orders for the third quarter have been reduced, although our fleet doesn't rely extensively on the iron ore specifically within the U.S. industry. We have very

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                  little exposure on the U.S. side of our operations, to the
                  North American steel industry.

                  We have seen a softening in demand and that is helped balance out somewhat the vessel demand at this point. Within the limestone trades, which is one of our primary commodities, we haven't seen any softening to date largely as a result of a pent up demand due to lack of vessel capacity. And we expect limestone to remain very strong demand into the first quarter of next year.

Scott Bravener:   Brett, I'll add as far as rumored or scheduled the capacity reductions within the fleet, at this time we are not aware of any reduction in capacity.

Brett Fialkoff:   Okay thanks guys.

Operator:         Your next question is a follow up question from Paul Sonkin with Hummingbird Value Fund.

Paul Sonkin:      I guess you guys aren't getting too many questions this
                  morning. Since the addition of the additional vessels, can you comment on the infrastructure of the company?

                  I believe that's something that we spoke about during the company visit and I was just wondering if, you know, if the current staff is able to handle the addition of the new vessels or is it posing a strain?

Scott Bravener:   Since the integration of the WMS vessels in the Lower Lakes
                  Transportation fleet we have added additional personnel in our Traffic department, Finance department and also at the Grand
                  River level. Due to a number of the problems that we've experienced this year with some of the mechanical issues that I discussed in the call, we have brought on an extra fleet engineer to allow us to better implement maintenance

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                  procedures and follow up with recruiting of personnel, etc. So we have strengthened our management teams since that time
                  Paul.

Paul Sonkin:      Okay and then I guess the results, is that fully inclusive of all of the "Sarb-Ox" expenses that you expect to incur or do we still have to see those?

Joe McHugh:       We have not started to incur the Sarbanes-Oxley implementation expenses. We expect to start that in December within our third quarter, and expect that to be spread over 15 months in the first phase of that implementation, and we estimate in rough terms in the neighborhood of $150,000 of out-of-pocket type costs during that period.

Paul Sonkin:      Is that for - is that $150,000 for the full I believe, you said 14 months or just for the quarter ending - just for the Q3 quarter?

Joe McHugh:       No, that would be for - or spread over - the 15, roughly a 15, month period.

Paul Sonkin:      Okay.

Joe McHugh:       A lot of that will depend on what exact date we end up having to have our first test by the outside auditors, and the timing of that cost.

Paul Sonkin:      Okay and then I guess looking through the queue, it was kind of difficult to break it out, but could you give us sort of a maintenance CAPEX figure for the quarter and a rough estimate for the year?

                  And I guess while you're trying to dig out those numbers, can someone comment on the current rate environment and what types of rate increases you're seeing on contracts that are rolling over?

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Scott Bravener:   Yeah I'll - in regards to that question Paul, we are just
                  coming into a contract renewal period with a number of our customers that the business is rolling off this year.

                  We have not concluded any negotiations at this point although we remain confident that with the capacity constraints in the industry right now, that we should be able to negotiate some very favorable rate increases in comparison to historical.

Paul Sonkin:      Are we talking like low single digits? mid? high?

Scott Bravener:   I would say that's pretty difficult to speculate on, but we would - from what we've seen in the past year in business that we have renewed, we're probably looking at mid-to-high single digits spread over a period of three to five year terms.

Laurence Levy:    And that's a per annum number Paul.

Paul Sonkin:      Okay and then can you also comment on I guess since you've gotten the boats in August, how your efficiency has increased on the back haul. And then also if you could just tell us a little bit about, you know, the seven year water level cycle and sort of how that has impacted results or not.

Scott Bravener:   Since the integration of the WMS vessels, we've operated them as we've said for now just over 61 days. A bit of a learning curve as we got up and integrated some of the business that was associated with those vessels, but now that we've been up and running for two months, I think we've been able to improve upon our scheduling efficiencies.

                  We've certainly got a wider customer base, a lot more flexibility and we're starting to see that in the results.

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                  With regards to water levels, as we previously discussed, last year we've seen a bit of an increase in water levels on the Great Lakes had rebounded to some degree.

                  They've fallen back off this year, primarily on the upper lakes -- Lake Superior, Lake Huron, Lake Michigan. We have seen declines back below the levels of last year and close to historical lows right now.

                  From our standpoint, if it follows and that has - for every inch of draft on our vessels, we lose 75 to 90 tons per inch, of cargo carrying capacity, and that has had an impact on the bottom line.

                  We feel that - if we go by historical norms we should be close to the bottom of the cycle. If the cycle tracks historical norms, we should start to see a rebound at some point in the near future in lake water levels.

                  But present indications we've had a lot of precipitation in the lower Great Lakes this fall, but the upper Great Lakes have not had the precipitation.

                  They've been below average in precipitation which follows a below average winter, the previous winter. And if that cycle persists through this season, we will see continued low water levels on the upper lakes next year.

Paul Sonkin:      But can you just sort of comment on I guess what the next five years might look like in terms of the increase in water levels and the impact on the bottom line?

Scott Bravener:   Well that's pretty difficult to do Paul. If we assume that we're at the bottom now, as I say, for every inch of increased draft that we're able to gain with our vessels, it means

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                  anywhere from - depending on the vessels, 75 to 90 tons per inch of carrying capacity.

                  If we see any significant or gradual increase in water levels over the next few years, the impact to the bottom line should be fairly significant.

Paul Sonkin:      And what is that? That's about $0.5 million per boat, per year or per quarter? I forget.

Scott Bravener:   Off the tip of my tongue Paul, I wouldn't be able to quantify that, but it's, you know, it's at least $0.25 million per vessel depending on, you know, the increase in the water level.

Paul Sonkin:      All right thank you.

Joe McHugh:       Paul to answer your other question, we typically are in a
                  range of about $600,000 a vessel in winter work of which about half is CAPEX and about half is expense.

                  It's probably 40 to 60% range. And in the year that just ended in last March on a pro forma basis, that was about $2.25 million which is, you know, is based on eight vessels of expense in that fiscal year.

                  The year to date CAPEX this year is closer to $800,000 which is really just certain capital expenditures that occurred after the end of the March quarter - after the winter period.

Operator:         Your next question comes from Bobby Melnick with Terrier
                  Partners.

Bobby Melnick:    Hi, I'm trying to figure out from the release and you guys gave a lot of numbers. Unfortunately you gave a lot of them

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                  pretty quickly. You said that $734,000 in incremental EBITDA was related to the variable interest entities. Is that - are those the three ships? Is that a reference to the three ships?

Ed Levy:          Yes it is Bob.

Bobby Melnick:    Okay. I wondered if you could talk generally -- again I know,
                  Captain Scott talked about the learning curve and you're, you know, obviously every day you're learning more and more about the new ships and the integration.

                  Could you talk generally in terms of that $734,000 or the trends in the new ships how those would stack up vis-a-vis what Rand had expected or even modeled during your due diligence on the three ships?

Laurence Levy:    Ed could you answer that?

Ed Levy: Yeah I would say Bobby the place I would start is I would look at the $4.6 million of revenue and divide that by the 61 days and then spread that over the three ships and I think you'll come out to a number somewhere in the $25,000 per day of revenue per ship. And that is very much in line with what we had estimated the revenue potential of these vessels to be.

Bobby Melnick:    Okay.

Ed Levy: And I think from a cost perspective and I'll pass it over to Scott as well to get his view, I think from a cost perspective, we are finding that the vessels are in line with what we had expected them to cost in terms of operating.

Scott Bravener:   For the first two months Bob, they performed slightly better than what we had modeled in our projections.

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Bobby Melnick:    Is that because of some conservative nature or because once you managed the ships you found you were able to integrate things that you hadn't anticipated?

                  What prompted that, and as we talked about how there are efficiencies still to be extracted from the U.S. fleet, is that primarily the new ships or is it integrating of the whole fleet? Help us understand how much further we can go here?

Ed Levy: I think that as it relates to the U.S. vessels that Scott was alluding to, and the potential operating improvement Bob, that has to do with the four Grand River vessels.

Bobby Melnick:    Okay.

Ed Levy: And the mechanical issues that Scott was mentioning has to do with the four Grand River vessels. I think that as Scott and the team continue to operate, the three WMS vessels, they continue to get more comfortable with them, and the relationships they have been able to build with the captains and the crews has improved, and it's slowly beginning to help efficiencies in terms of operating more towards the standards that Lower Lakes operates versus the standards that Oglebay Norton operated under.

Bobby Melnick:    Okay.

Scott Bravener:   And just to add to that Bob, our revenues, I think, tracked fairly close to our projections and where we've seen a little gain is we performed a little better on the cost control side of the WMS business than we had budgeted for.

Bobby Melnick:    Okay. So just in other words, we're not looking for a lot of incremental improvement in the efficiency of the three ships.
                  We may get some rate to the extent that we adjust rates as we would with our entire contract negotiations.

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Scott Bravener:   There are still some operating efficiencies to be gained Bob.
                  It will be a slow process, but we're seeing increased carrying capacity by some of the changes we've implemented as we go along.

                  But certainly that, combined with revenue increases from contract renewals that are coming up in the next year, should be where we see the gain, yes.

Bobby Melnick:    Great.

Joe McHugh:       Bob I wanted to clarify one number. The $734,000 that you
                  mentioned is the EBITDA of the WMS consolidated variable interest entity and those are, you know, suppliers, customers, bare boat charter vessel owners, or charter hire vessel owners as in our case.

                  And under a very complex, subjective, FIN 46 accounting rule, that has to be consolidated. That is different than the EBITDA that we get on our portion of that vessel, which we have not broken out but it was accretive to EBITDA.

Bobby Melnick:    So how would owners assess, you know, the contribution of the three new ships?

Joe McHugh:       Well the revenue increase, and a portion of the EBITDA
                  increase, is attributable to the new vessels.

Bobby Melnick:    Right, but we don't have any sense of what portion of $734,000 is ours.

Joe McHugh:       None of the $734,000 is ours. We do not own Wisconsin and
                  Michigan. Under GAAP it is required to be consolidated, but it is not EBITDA of Rand. We charter hire it from a subsidiary of Sand Products.

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                  But under this very unique GAAP that came about after Enron, we're required to consolidate that. And we have broken out in our footnote their results from our results, very specifically, balance sheet and P&L.

Bobby Melnick:    Okay. Yeah you'll bear with me if it's a little confusing. I understand the sensitivity here. I really do. Maybe we can talk offline because you're including numbers that suggest a significant contribution of the three new ships, but the truth is, that from an outsider - an owner's perspective, it's
                  (unintelligible) impossible to make any sort of conclusion from these numbers. Right, is that true?

Joe McHugh:       For that part, the $734,000 and just that part, the $734,000 and part of the balance sheet, that is WMS and is not legally
                  Rand's earnings and indebtedness.

Bobby Melnick:    Right. Okay. Maybe we can talk offline. Play with the numbers a little bit and maybe we'll have a call later. Thanks.

Operator:         Your next question comes from Sam Kidston, with North and
                  Webster.

Sam Kidston:      Yeah hi guys. Just a quick question on the balance sheet.
                  Could you talk about, you know, you're putting on - you're going to put on another $2.5 million in debt with this acquisition, and I'm just trying to get a sense for the pricing of the debt. And then if there are any plans to try to reduce the interest rates on any of the other debt that's outstanding?

Ed Levy:          Repeat the question again Sam. I'm sorry.

Sam Kidston:      Sorry. Just trying to get a sense on the cost of the debt on the balance sheet if there's any possibility that you can

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                  refinance some of that, - and also if you could give us some color on the new debt that you're going to be putting on the balance sheet with this acquisition.

Ed Levy: Sure. It is likely that we will incur approximately $2.2 million of debt in conjunction with our exercising of our option to purchase the Manistee, and that debt will be very consistent with the debt that we have in place currently. On a LIBOR base, we're currently LIBOR plus 300 is our cost of debt on our U.S. facility.

Sam Kidston:      Right.

Ed Levy: So we'd view it to be consistent with that costing - with that pricing.

Sam Kidston:      And then just the second part of the question would be, you know, is there any possibility, you know, now I guess that you're, you know, the company is sort of posting good results.

                  You know, you got access to capital markets and all the rest. If you can go back to the lenders and try to get that LIBOR plus 300, if you can whittle it down at all, if there's any opportunity there.

Ed Levy: I think it's something that we will continue to evaluate likely in the next 30 or 45 days we'll continue to evaluate it but we're always looking at it. Once the season is done then we'll look at it again.

Sam Kidston:      Okay. And is there - do any of the - just to refresh my
                  memory, do any of the term loans have prepayment penalties on them of any sort?

Laurence Levy:    Sam, in our first year of our GE loan we had a 1% prepayment penalty so basically by next March, we will have 0% prepayment penalty thereafter.

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Sam Kidston:      Okay great. Thank you guys.

Laurence Levy:    Sam, I just wanted to highlight, on your question on the
                  Manistee, that the incremental interest cost that we would run up on $2.2 million is somewhat less than $200,000 per annum.

                  And in contrast we will save at least the payment fee, which we are currently making of about $350,000 per annum. So, you know, the differential will be the picked up in our earnings.

Sam Kidston:      Excellent. Thank you guys.

Laurence Levy:    Thanks Sam.

Operator:         Your next question comes from Jim Bussone with North and
                  Webster.

Jim Bussone:      Hi guys. Along the lines of what Sam was just asking on the term on the rates, the LIBOR plus 300 that you have. Looking at some of the competitors out there, they've got better rates. Could you just give me I guess an idea as to why your rates are higher at this point in time?

Ed Levy: Yeah I mean, it's obviously a subjective analysis that our lender GE made in terms of extending the loan to us. Perhaps though it's a function of the size of the company, the nature of Rand's acquisition, but it's certainly something that we'll go back and revisit with them in order to continue to focus on reducing our cost of debt.

Jim Bussone:      Okay. Thank you.

Operator:         Your next question comes from Matt Campbell with Knott
                  Partners.

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                                                            RAND LOGISTICS, INC.
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Matt Campbell:    Good morning gentlemen. Actually my questions have all been asked. Thank you very much.

Operator:         Your next question comes from Lauren Scheibe with Bard
                  Associates.

Lauren Scheibe:   (Unintelligible).

Scott Bravener:   I'm sorry Lauren, we're having difficulty hearing you.

Lauren Scheibe:   Oh okay. Is this better? Can you hear me better now?

Ed Levy:          That's better Lauren.

Lauren Scheibe:   Okay I just wanted to ask about the mechanical problems on the
                  U.S. flag vessels.

Ed Levy:          Yes.

Lauren Scheibe:   If they've been resolved, was it mechanical problems with all of the vessels or just certain vessels?

Scott Bravener:   Specifically two vessels within our existing Grand River
                  fleet. They experienced unloading elevator failures.

Lauren Scheibe:   Is that all resolved now?

Scott Bravener:   Largely resolved at this point, except some smaller recurring problems due to those failures that can't properly be addressed until the winter maintenance season. But they will be fully addressed this winter and largely they have been addressed at this point, yes.

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                                                            RAND LOGISTICS, INC.
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Lauren Scheibe:   Okay thank you.

Operator:         Your next question comes from Jon Abbey with JDA Capital.

Jon Abbey:        Hi guys. I had a question about demand. I guess the first
                  question is does the housing slow down in the U.S. affect you in any way? I know that Lafarge has talked about a slow down in their North American business and they even specifically mentioned the Great Lakes area as an area that's slow. So can you just comment on that?

Scott Bravener:   We do expect to see some slow down due to the lack of
                  construction in the U.S. particularly within the Midwest right now. Next season, as I touched upon earlier, there's a significant pent up backlog of deliveries that have not been made.

                  A lot of our customers will be going through the winter with very little inventory on their docks compared to normal because of the lack of capacity this year to move their products. We think there's going to be quite a pent up demand going into the spring. If the downturn in the economy persists, and Lafarge being one of our largest aggregate customers, a couple others, are forecasting to be off somewhat next year, versus their projections for this year.

                  But we don't see that impacting our fleet in any appreciable way unless the economy worsens. With the pent up order demand that we have right now, we see demand for our vessels being strong certainly through the first quarter of next year.

Jon Abbey:        Okay and you also talked about iron ore demand. Does that
                  eventually make its way into your market? In other words, do the boats that transport iron ore or primarily transport iron ore, do they eventually try to enter the aggregate market or even can they or are they too large to do that?

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                                                            RAND LOGISTICS, INC.
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Scott Bravener:   For the most part, our fleet is more on the construction
                  aggregate side of the aggregate markets. You will see a trickle down effect if the downturn in the steel industry worsens or persists where the larger vessels will move more into the metallurgical aspect of the market.

                  They are not well suited due to their size to be able to service a lot of the ports that we service that they are unable to service. And for construction aggregates historically, they move in the river class segment of the fleet.

                  But, - you will see those vessels coming down more into the metallurgical markets and they will have some impact, yes.

Jon Abbey:        Okay but you haven't seen that yet.

Scott Bravener:   No we're not seeing that at present.

Jon Abbey:        And your comment about demand being solid through Q1. Should we take that as still not really sure how the rest of '07 is going to look, or are they just sort of, or is that just where your visibility is right now?

Scott Bravener:   I think that's the latter, that's where our visibility is at this point. We still think `07'is going to be a pretty strong year but, it's, you know, it will largely depend upon what the economy does.

                  And what we're seeing right now, we're fairly confident that Q1 next year is going to be strong. Beyond that, it's difficult to tell right now.

Jon Abbey:        Okay thanks.

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Operator:         Once again ladies and gentlemen, if you would like to ask a question, please press star then the number 1 on your telephone keypad. There are no further questions. I'll now turn the conference back to Management.

Laurence Levy:    Thank you very much Operator. We continue to be optimistic about Rand's current growth phase as well as our company's longer term prospects. We thank all of you for your interest in Rand and we look forward to speaking to all of you on our next call.

                  In the interim I hope everyone has a very good Thanksgiving and thank you very much Operator and thank you all.

Operator:         Ladies and gentlemen, this concludes our conference for today.
                  Thank you all for participating and have a nice day. All parties may now disconnect.

                                       END